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                                                                    EXHIBIT 10.1

                               LICENSING AGREEMENT

                                 BY AND BETWEEN

                         WIDMER BROTHERS BREWING COMPANY

                                       AND

                        REDHOOK ALE BREWERY INCORPORATED

                                February 1, 2003

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                               LICENSING AGREEMENT

By: Widmer Brothers Brewing Company, an Oregon corporation ("Widmer") 929 N. Russell
     Portland, Oregon 97227

and: Redhook Ale Brewery Incorporated, a Washington corporation ("Redhook")
     14300 NE 145th Street
     Woodinville, Washington 98072

Date: February 1, 2003

          This license agreement ("Agreement") is entered into by and between Widmer and Redhook as of the date first set forth above.

                                   BACKGROUND

     A. Widmer owns certain recipes, yeast formulas, know-how, brewing processes, and other trade secrets (collectively, the "Trade Secrets") and certain trademarks and related goodwill related to its Hefeweizen style hand-crafted beer (the "Product"). Widmer markets and distributes the Product throughout the United States.

     B. Redhook has a manufacturing and packaging facility in Portsmouth, New Hampshire (the "Redhook Facility") and is in the business of manufacturing and packaging beer products at the Facility.

     C. Widmer and Redhook desire for Redhook to manufacture, bottle, and package the Product at the Facility and to advertise, market, and distribute the Product for sale in certain portions of the Eastern United States through the distribution system established by Anheuser-Busch, Inc. on the terms and conditions set forth herein.

                                    AGREEMENT

          Based on the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Widmer and Redhook hereby agree as follows:

     1. Grant of License.

          1.1 Trade Secrets. Upon the terms and conditions hereinafter set forth, Widmer hereby grants to Redhook, and Redhook hereby accepts, a non-exclusive, non-transferable license to use the Trade Secrets solely to brew the Product at the Facility. Redhook may not use the Trade Secrets for any other purpose. Without limiting the foregoing, Redhook may not use the Trade Secrets to sell the Product outside the Territory and may not use the Trade Secrets to


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sell any products within the Territory following the expiration or earlier termination of this Agreement.

          1.2 Trademarks. Upon the terms and conditions hereinafter set forth, Widmer hereby grants to Redhook, and Redhook hereby accepts, a non-exclusive, non-transferable sub-license to use the trademarks set forth on Exhibit A, attached hereto (the "Trademarks"), solely in connection with the packaging, promotion, sale, and distribution of the Product in those states set forth on Exhibit B, attached hereto (the "Territory"). All packaging, advertising, bottling, labeling, or other uses of the Trademarks shall be approved in writing by Widmer before any use of such Trademark, which approval shall not be unreasonably withheld, conditioned, or delayed. Redhook may not use the Trademarks for any other purpose including (without limitation) in connection with the sale or promotion of any product other than the Product. Without limiting the foregoing, Redhook may not sell the Product or use the Trademarks outside the Territory and may not use the Trademarks within the Territory following the expiration or earlier termination of this Agreement.

          1.3 Good Will. Redhook recognizes the value of the good will associated with the Trademarks. Redhook agrees that its use of the Trademarks shall inure to the benefit of Widmer.

          1.4 Exclusive Appointment. Subject to the terms and conditions of this Agreement, Widmer hereby grants Redhook the exclusive right to manufacture, bottle, package, and distribute the Product for sale in the Territory. Widmer will neither distribute nor grant any other person the right to distribute Product in the Territory. If Redhook has not obtained all licenses and approvals necessary and commenced selling Product in any state located within the Territory by the third anniversary date of this Agreement, Widmer may modify the Territory to eliminate such state from the Territory if (a) Widmer notifies Redhook of Widmer's intent to modify the Territory to eliminate a state (the "Elimination Notice") and (b) Redhook fails, within 45 days from the date of the Elimination Notice, to obtain all necessary licenses to sell the Product in the state or fails make any sales of Product in such state.

          1.5 Expansion of Territory. The parties acknowledge that they may in the future determine that is in their mutual benefit to expand the Territory to include other regions or states. Such expansion may only occur if the parties agree in writing, which agreement will be subject to each party's sole and absolute discretion. The foregoing does not give Redhook any rights if Widmer elects to distribute the Product through other distributors.

     2. Product Quality Control.

          2.1 The objectives of this Section 2 are to assure that (i) the physical and sensory characteristics of the Product brewed and packaged by Redhook will be essentially the same as the Hefeweizen beer brewed and packaged by Widmer in its Portland, Oregon facility and (ii) the Product is free of any microbiological contamination.

          2.2 Information regarding the process conditions, quality control procedures, equipment and materials that are required for the Product will be provided by Widmer (collectively, the "Formula") as part of the Trade Secrets. Redhook understands and agrees that changes in the Formula may be required by Widmer from time to time in order to attain such physical and sensory characteristics.


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          2.3 Redhook shall use all necessary ability, know-how, methods, and means to brew, handle, package, and store the Product strictly in accordance with the Formula. No change in the Formula shall be made by Redhook without Widmer's prior written consent.

          2.4 Widmer shall have the right to inspect and approve the Facility and equipment used by Redhook to brew, handle, package, and store the Product, as well as any ingredients, processing aids, and containers used in brewing or packaging the Product; and to taste samples of the Product at the Facility. Promptly following the date of this Agreement, Widmer shall have the right to send to the Facility a qualified technical person(s) employed by Widmer for a reasonable period of time as determined by Widmer to (a) communicate the Formula to Redhook, (b) train selected person(s) employed by Redhook to use the Formula, and (c) test the Product prior to the initial distribution to determine whether the Product complies with the objectives set forth in Section 2.1. If Widmer does not approve of the Product within 90 days of the Agreement, Widmer may terminate this Agreement upon written notice to Redhook. The technical assistance shall be paid for by Widmer for the initial assistance. For any additional technical assistance requested by Redhook, Redhook shall pay all travel and employee costs related to the assistance.

          2.5 Commencing with the first packaging run of the Product at the Facility, following the initial approval of the Product set forth in Section 2.4, and thereafter at Widmer's request, Redhook shall provide to Widmer in Portland, Oregon, at Redhook's cost, samples of (a) Product packaged by Redhook and (b) brewing and packaging materials. Redhook shall bear the cost of shipment for said samples. If Widmer detects a problem which calls for a more complete sampling, Redhook shall send samples from one or more of the various stages of the Product brewing or packaging as Widmer shall request from time to time. Redhook shall also, at Widmer's request, provide Widmer with the results of tests and analyses, as requested by Widmer from time to time, which shall initially include those reports described on Exhibit D, attached hereto. As appropriate, Widmer will furnish its comments and recommendations to Redhook with respect to the samples and test results submitted by Redhook, and Redhook shall follow said comments and recommendations, which may include modifying its storage, handling, and packaging procedures pursuant to Widmer's request; provided, that Redhook shall not be required to incur unreasonable amounts of additional costs (except as otherwise provided in this Agreement or as required to maintain the Facility in the condition it is in at the time it is approved, reasonable wear and tear excepted) and provided that if Redhook fails to follow said comments or recommendations, Widmer may terminate this Agreement upon notice to Redhook.

          2.6 If Widmer disapproves of the taste of the Product being brewed and/or packaged by Redhook, it shall so notify Redhook in writing and the parties shall immediately cooperate with each other in attempting to resolve such taste problem. The first step shall be a meeting to be held within seventy-two (72) hours of notification, between a senior brewery official from each of Widmer and Redhook. Widmer may require Redhook to and Redhook will immediately suspend shipment of the Product prior to such meeting. Widmer will provide Redhook with full technical and analytical support to assist Redhook in identifying the problem and determining the correct procedures for resolving the same, including, if appropriate, blending with other batches of the Product. If such efforts do not result in a prompt resolution of the taste problem, Widmer may require Redhook to recall or destroy such Product, or use such Product in another mutually agreeable manner. Upon notice to Redhook, Widmer may, at its


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expense, have a representative visit the Facility to suggest changes and to perform testings of the Product. All costs related to such suspension, recall and destruction shall be borne by Redhook. Until the problem is resolved, Redhook shall undertake the complete sampling described in Subsection 2.5, and only the Product which Widmer has approved shall be packaged and shipped. Such approval shall be on the basis of taste tests conducted by Widmer representatives in which samples of the Product in question are compared to samples previously approved by Widmer. Widmer's determination in such matters shall be final.

          2.7 If the taste problem described in Subsection 2.6 is not corrected within ninety (90) days following the date on which Widmer required Redhook to discontinue packaging and shipping of the Product, then Widmer shall have the option to terminate this Agreement by giving Redhook notice of such termination.

     3. Brand Management. Redhook will comply with the brand management guidelines set forth on Exhibit C, attached hereto. Redhook will employ a brand manager (the "Brand Manager") who will be primarily responsible for ensuring Redhook's compliance with the brand management guidelines. The initial Brand Manager is John Moorhead and any replacement Brand Manager shall be a knowledgeable and experienced beer brand manager with comparable qualifications as Mr. Moorehead. Redhook shall introduce any replacement brand manager in advance of employment. Widmer may develop an incentive program to compensate the Brand Manager for sales of the Product. Redhook will cooperate with Widmer with respect to such program, including (without limitation) paying bonuses to the Brand Manager to the extent funded by Widmer.

     4. Royalties.

          4.1 Royalties. Redhook will pay Widmer royalties (collectively "Royalties") as follows:

               (a)  $1.00 per case for sales of up to 165,360 cases; and

               (b)  $1.25 per case for sales in excess of 165,360 cases.

          4.2 The Royalty rates set forth above shall be adjusted as follows:

               (i) for purposes of this Section 4.2, "Net Sales Price" equals the weighted average gross wholesale price charged by Redhook for the Product, minus the weighted-average excise taxes, Margins, and discounts. "Margins" are those fees identified as "Margins" payable by Redhook to Anheuser-Busch, Inc. ("ABI") under its Distribution Agreement with ABI. The "Base Net Sales Price" shall be Net Sales Price upon which increases or decreases are computed. The initial Base Net Sales Price shall be the Net Sales Price as of December 31, 2003. Whenever an adjustment is made under this Section 4.2, the Net Sales Price which triggered the increase or decrease shall be the Base Net Sales Price for the next adjustment.


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               (ii) for aggregate increases or decreases in the Net Sales Price after December 31, 2003, which are greater than a 2% increase or decrease over the Base Net Sales Price then in effect, the Royalty Rates will increase or decrease by the same percentage change; provided, however, that in no event will the Royalty Rates decrease below the amounts set forth in Section 4.1 above.

          4.3 The Net Sales Price shall be calculated as of December 31 of each calendar year and compared to the Net Sales Price as of December 31 of the immediately preceding year. Any Royalty rate adjustment shall be applied to all Product delivered in the calendar year immediately following the calendar year the Net Sales Price increases or decreases by at least 2%.

Example: Assume the following: During the calendar year of 2004, (a) Redhook sells 100,000 cases of Product in the Territory for a weighted average price of $[*] per case; (b) the Margin payable to ABI is $[*] per case; and (c) the weighted average excise tax is $0.30 per case. During the calendar year of 2005,
(x) Redhook sells 100,000 cases of Product in the Territory for a weighted average price of $[*] per case; (y) the Margin payable to ABI is $[*] per case; and (z) the weighted average excise tax is $0.50 per case.

               (a) The Net Sales Price in 2004 is equal to the weighted average price per case ($[*]) minus weighted average excise tax ($0.30), Margin [*], and discounts ($[*]) = [*]

               (b) The Net Sales Price in 2005 is equal to the weighted average price per case ($[*]) minus weighted average excise tax ($0.50), Margin [*], and discounts ($[*]) = [*]

               (c) The Net Sales Price increased from 2004 to 2005 by 2% ([*]). Because the increase is equal to or greater than 2%, the Royalties will increase by 2% to (A) $1.02 per case for sales of up to 165,360 cases and (B) $1.28 per case for sales of over 165, 360. These adjusted Royalty rates would apply to all cases delivered starting January 1, 2006.

          4.4 Notwithstanding any other provision in this Agreement, Redhook will pay Widmer no less than the following Royalties regardless of the number of cases sold:

               (a) In the first calendar year, the minimum Royalties will be an amount equal to the Royalties that would have been payable by Redhook if it sold in 2003 eighty percent of the number of cases sold by Widmer in the Territory in 2002 (the "2002 Minimum Royalty").

*    Confidential Treatment Requested

               (b) In each subsequent calendar year, the minimum Royalties will be the greater of (i) the 2002 Minimum Royalty and (ii) an amount equal to the Royalties that would have been payable by Redhook if it sold in such calendar year eighty percent of the number of cases of Product it sold in the Territory in the immediately preceding calendar year.


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          4.5 Reports. On or before the thirtieth (30th) day of the calendar month following the end of each calendar quarter, Redhook shall pay to Widmer Royalties accrued in such calendar quarter. Such payment shall be accompanied by a report setting forth (a) the aggregate actual sales volume of the Product by Redhook for such period, (b) the Royalties payable hereunder, and (c) such other detail as Widmer may reasonably request.

          4.6 Partial Periods. If a period for which Royalties are due is less than a full calendar quarter or calendar year, then the obligation for such period shall be adjusted based on the number of days in such period relative to the number of days in such calendar quarter or calendar year.

          4.7 Books and Records. Redhook shall maintain such books and records as are necessary to establish the accuracy of the reports submitted under
Section 4.4 for a period of three years from the date of submission of such reports. For purposes of verifying the accuracy of Royalties paid by Redhook hereunder, such books and records shall be made available to Widmer during regular business hours, at the location where such books and records are normally maintained, for audit by Widmer or its designee. Such audits may be made once during each six-month period. The costs incurred in connection with the audit shall be paid by Widmer; provided, however, that Redhook shall pay such fees and expenses if the audit reveals an underpayment of royalties of more than five percent in any calendar quarter.

     5. Rights in Trade Secrets and Trademarks.

          5.1 Trade Secrets and Trademarks. Redhook hereby acknowledges Widmer's right in the Trade Secrets and Trademarks, and will not at any time during the term of this Agreement or thereafter do or cause to be done any act or thing in any way impairing or tending to impair such rights. Redhook acknowledges and agrees that it will not, nor will it assist another party to, dispute Widmer's rights in the Trade Secrets and Trademarks. Redhook acknowledges that its use of the Trade Secrets and Trademarks licensed hereunder shall not create any right, title, or interest in or to the Trade Secrets or Trademarks licensed hereunder in Redhook. Redhook shall neither sublicense nor authorize nor represent that it is empowered to sublicense or authorize any other party to use the Trade Secrets or Trademarks nor in any manner represent that it has any ownership or sublicensing rights in the Trade Secrets or Trademarks. Redhook agrees to assist Widmer and execute such documents as Widmer may reasonably request to the extent necessary to protect any of Widmer's rights in the Trade Secrets and Trademarks.

          5.2 Trademark Registration. Redhook shall neither apply at any time anywhere in the world for any trademark protection in its name for any of the Trademarks, nor file any application or other document with any governmental authority or take any other action which could affect or is inconsistent with Widmer's rights in the Trademarks, nor aid nor abet any third party in doing so.

          5.3 Notices. Redhook agrees that the Product or Materials shall bear appropriate proprietary legends or notices as specified by Widmer from time to time.


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          5.4 Improvements; Ownership. Improvements to the Trade Secrets or the
Trademarks created by either party during the term of this Agreement shall, from the time of conception or development, be the property of Widmer.

          5.5 Representations and Warranties. Widmer represents and warrants that (a) it has the right to use the Trade Secrets and Trademarks and (b) it has the right to license the Trade Secrets and the Trademarks to Redhook as provided under this Agreement. Widmer shall indemnify and hold Redhook and its affiliates, successors, and assigns harmless from and against any and all charges, actions, and proceedings (including investigations) resulting from Widmer's breach of such representations and warranties.

     6. Infringement.

          6.1 Infringement By Third Parties. Redhook shall notify Widmer promptly in writing of any suspected infringement or unauthorized use of the Trade Secrets or Trademarks by third parties that may come to its attention.

          6.2 Infringement By Redhook. Redhook shall notify Widmer promptly in writing of any and all allegations or claims by others which may come to its attention that the use of the Trade Secrets or Trademarks infringes or violates a patent, copyright, trademark, or trade secret, or other proprietary right of any third party, or violates or is contrary to any applicable law, regulation, order, consent, or the like. Widmer may, but is not obligated to, procure for Redhook the right to continue to use the matter which is the subject of the claim, or to modify the same so that it becomes non-infringing. If Widmer shall elect, in its sole discretion, to undertake and conduct the defense of any suit, action, or proceeding arising out of the use by Redhook of the Trade Secrets or Trademarks, Redhook shall cooperate in such defense provided Widmer shall pay any out-of-pocket expenses incurred by Redhook in connection therewith. No settlement of any such claim or suit shall be made without the prior written consent of Widmer.

     7. Compliance with Law.

          7.1 Facility. Redhook represents and warrants that the Facility and manufacturing practices comply with, and will continue to comply with all applicable laws, ordinances, regulations, and health and safety standards of all applicable regulatory bodies. Widmer represents and warrants that any processing instructions, product formula, and packaging instructions furnished by it will comply with applicable federal, state, and local laws, ordinances, regulations, and health and safety standards.

          7.2 Operations. Both Widmer and Redhook shall comply with all applicable rules and regulations of the BATF, and any other regulatory agency that has jurisdiction over the Product or the Facility.

          7.3 Cooperation. The parties will cooperate with each other to provide and retain any regulatory, taxation, or other reports or information required by BATF, or any other regulatory agency.

     8. Confidentiality.


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          8.1 Access to Information. Each party acknowledges that during the term of this Agreement it may have access to nonpublic information about the existing or proposed business or products ("Confidential Information") of the other party (the "Disclosing Party") . Confidential Information includes, without limitation, (i) information marked or otherwise designated by the Disclosing Party as confidential, (ii) information that the Disclosing Party does not designate as public information, and (iii) information provided to the Disclosing Party by third parties that it is obligated to keep confidential. Confidential Information may be written, oral, embodied in products (including the Product), or in other forms. Confidential Information does not include information that is or becomes publicly known, other than as a result of each party's actions or failure to prevent disclosure. The fact that portions of Confidential Information may be publicly available shall not affect each party's obligations with respect to the remaining portion or with respect to the particular formulation or compilation disclosed by the Disclosing Party.

          8.2 Non-Disclosure and Non-Use. Neither party shall disclose to others or use any Confidential Information of the Disclosing Party, except as required to perform its obligations under this Agreement. Either party may, however, disclose Confidential Information to its employees and agents who need to know the information in connection with this Agreement, who are made aware of its confidential nature, and who are obligated to comply with the restrictions imposed by this Section 8. A default by a Recipient's employee or independent contractor of the provisions set forth under this Agreement will be a default of the Recipient. Each such employee of Redhook given access to Widmer's confidential information shall execute and deliver to Widmer a form of the confidentiality and non-disclosure agreement attached hereto as Exhibit E.

          8.3 Return. Except as set forth below, upon the expiration or termination of this Agreement, the parties shall promptly destroy or return to the Disclosing Party, as the Disclosing Party may direct, all tangible materials provided to it by the Disclosing Party that embody Confidential Information and shall erase or delete all such Confidential Information embodied in any magnetic, optical, or similar medium or stored or maintained on any information storage and/or retrieval device. Each party may retain one copy of Confidential Information for archival and regulatory purposes.

          8.4 Remedies. In the event of a default under this Section, the Disclosing Party shall be entitled to a temporary restraining order, preliminary injunction, and other injunctive relief, in addition to other available remedies, including damages.

          8.5 Duration. The obligations set forth in this Section shall continue in effect beyond the term of this Agreement and for so long as each party possesses Confidential Information.

          8.6 Reference to Widmer. Redhook acknowledges and agrees that the contents of this Agreement are Confidential Information of Widmer and that Redhook may not disclose the contents of this Agreement except as required by applicable law. Without limitation, Redhook may not during the term of this Agreement or at anytime thereafter use the Trademarks in its marketing of any products other than the Product, such as referring to Redhook as the current or previous manufacturer of the Product; provided, however, that the label on the packaging of the


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Product may state that the Product is "Manufactured and Bottled by Redhook under the Supervision of Widmer," or such other statements as may be approved by the parties in writing.

     9. Indemnification. Each party (the "Indemnifying Party") shall indemnify and hold the other party, its affiliates and its successors and assigns (as to each, an "Indemnified Party") harmless from and against any and all charges, actions, and proceedings (including investigations) arising out of a breach of this Agreement by the Indemnifying Party, including (without limitation) product liability claims against the Indemnified Party, including all reasonable expenses (including attorney fees) incurred by such Indemnified Party as a result thereof.

     10. Insurance. Each party shall keep in force at all times while any Product is being offered for sale, general liability insurance with both "products" and "contractual" coverage for aggregated claim in the minimum amount of $5,000,000, and to furnish the other a certificate from a financially responsible insurance company evidencing that such insurance is in force, naming the other party as an additional insured, and providing that such coverage may not be cancelled or materially changed without thirty (30) days prior written notice to the other party. Any such policy of insurance shall contain a waiver of subrogation.

     11. Warranties.

          11.1 Warranty of Authority. Each of the parties hereto warrants and represents to the other party that (a) it has the full right, power and authority to enter into this Agreement and to carry out its obligations hereunder and (b) that it has no obligations to any other party that is inconsistent with its obligations under this Agreement.

          11.2 DISCLAIMER OF WARRANTY. EXCEPT AS PROVIDED IN SECTIONS 5.5, 7.1, AND 11.1 ABOVE: (A) NO PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS WHATSOEVER, WHETHER EXPRESS OR IMPLIED, HEREUNDER AND, WITHOUT LIMITATION, NO PARTY MAKES ANY WARRANTY OF TITLE, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY; AND
(B) NO PARTY MAKES ANY REPRESENTATION OR WARRANTY THAT THE MANUFACTURE OR SALE OF THE PRODUCT HEREUNDER BY ANY PERSON OR ENTITY WILL NOT CONSTITUTE AN INFRINGEMENT OF THE PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHTS OF OTHERS. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST REVENUES OR PROFITS.

     12. Termination.

          12.1 Term. The term of this Agreement shall commence on the date first set forth above and continue until the expiration of the fifth anniversary date thereof unless earlier terminated or extended as set forth herein. The term of this Agreement will automatically renew for additional consecutive one-year periods unless either party notifies the other of its desire to have the term expire at the end of the then existing term at least 150 days prior to such expiration.


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          12.2 Termination Without Cause. Either party may terminate this
Agreement without cause upon notice to the other party upon no less than 150 days prior written notice.

          12.3 Termination for Cause. Either party may terminate this Agreement upon written notice given to the other party following the occurrence of any of the following events:

               12.3.1 The other party fails to timely make any payment required under this Agreement for a period of 10 days following written notice thereof by the nonbreaching party; provided that, without limiting any of Widmer's other rights or remedies, if Redhook fails to timely make any payment required under this Agreement for a period of 15 days following written notice thereof, Widmer may assess interest at 1.25% per month and a late charge of 5% of the amount owed.

               12.3.2 The other party fails to perform any other obligation under this Agreement and such failure remains uncured for a period of 30 days following written notice thereof by the nonbreaching party.

               12.3.3 The other party is given notice of a breach more than two times in any twelve month period (regardless of whether such breach is cured).

               12.3.4 The other party becomes the subject of insolvency or bankruptcy proceedings, ceases doing business, makes an assignment of assets for the benefit of creditors, dissolves, or has a trustee appointed for all or a substantial portion of such party's assets.

               12.3.5 Any government authority invalidates any portion of this Agreement.

               12.3.6 Either party finds that complying with any law or regulation relating to production of the Product would be commercially unreasonable and failure to comply with the law or regulation would subject such party or any of its personnel to a monetary or criminal penalty.

               12.3.7 An event of termination occurs as expressly provided elsewhere in this Agreement.

          12.4 Failure to Purchase Products. Widmer may terminate this Agreement upon 30 days' prior written notice if Redhook fails in two consecutive calendar quarters to sell in the Territory quantities of Product equal to at least 80% of the quantity of the Product sold in the Territory for the comparable quarter of the preceding calendar year.

          12.5 Survival of Rights and Obligations. Termination of this Agreement shall not prejudice any rights of either party hereto against the other which may have accrued up to the date of termination. In addition, all covenants respecting indemnification, confidentiality, warranties, termination, and continuing liability for amounts payable hereunder shall survive the termination of this Agreement as expressly set forth elsewhere herein.

          12.6 Repurchase upon Termination. If Widmer terminates this Agreement without cause or Redhook terminates this Agreement for cause as defined in
Section 12.3, Widmer shall (a) purchase from Redhook at Redhook's direct out of pocket costs, the raw materials inventory


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that is intended to be used by Redhook to manufacture the Product and is purchased by Redhook prior to the date the notice of termination was delivered and (b) assume the executory portions of the obligations of Redhook for any noncancellable contracts to purchase such raw materials; provided that the quantity of raw materials must be reasonable and shall not exceed the amount reasonably necessary to the quantity of the Product manufactured over the 120 days period immediately preceding such termination. If this Agreement expires or is terminated for any other reason, no purchase obligation shall exist.

          12.7 License Termination. Upon expiration or any termination, (a) all rights granted to Redhook with respect to the Trade Secrets or Trademarks, as appropriate, shall revert to Widmer; thereafter, (b) Redhook shall (i) refrain from all further use of the Trademarks and (ii) take any and all action that Widmer may request to confirm termination of its license to use the Trademarks; and (c) Redhook shall (at Widmer's direction) either destroy or return to Widmer all copies of labels, packaging, or other materials on which a Trademark may be affixed and all tangible copies of Trade Secrets including any yeast cultures provided.

          12.8 Rights Upon Termination. Upon the termination of this Agreement in its entirety, the grant of the license to use the Trade Secrets and Trademarks hereunder shall cease but the following provisions shall survive:
Section 4, Section 6, Section 7, Section 8, Section 9, Section 11.2, Section 13,
Section 14, Section 15, and Section 16. Termination or expiration of this Agreement shall not relieve any party from performance of any obligation due nor affect any rights accrued prior to the effective date of such termination or expiration.

          13. Notices. Any notice, request or demand to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (i) upon delivery, if delivered by hand and addressed to the party for whom intended at the address listed below, (ii) ten (10) days after deposit in the mails, if sent certified or registered air mail (if available) with return receipt requested, or five (5) days after deposit if deposited for delivery with a reputable courier service, and in each case addressed to the party for whom intended at the address listed below or (iii) upon completion of transmission, if sent by facsimile transmission to the party for whom intended at the fax number listed below, provided that a copy of the facsimile transmission is promptly deposited for delivery by one of the methods listed in (i) or (ii) above:

               If to Widmer, to:

                                    Widmer Brothers Brewing Company
                                    929 N. Russell
                                    Portland, Oregon 97227
                                    Attn: Terry Michaelson
                                    Fax: 503-281-1496

               If to Redhook, to:

                                    Redhook Ale Brewery Incorporated
                                    14300 NE 145th Street
                                    Woodinville, Washington 98072
                                    Attn: David Mickelson
                                    Fax: 425-483-6976

Any party may change its address and/or fax number for the purposes of this
Section 13 by written notice hereunder given to the other parties at least ten
(10) days prior to the effective date of such change.

     14. Noncompete.

          14.1 During the term of this Agreement, Redhook shall not in the Territory except as set forth in Section 14.2 manufacture, advertise, market, or distribute, whether for itself or for others, (a) any Product that is labeled or advertised as a "Hefeweizen" or any confusingly similar name or mark or (b) any Hefeweizen product that is similar to the Product. A "Hefeweizen" product is a product that is substantially similar to the following: beer brewed with 25 or greater percentage of malted wheat in the grist, then kegged or packaged without filtration, resulting in a finished product with yeast remaining in the final package at levels of above 1 million cells per milliliter, and with turbitity levels above 100 NTU. Following the expiration or earlier termination of this Agreement, Redhook shall cease making the Product and shall not thereafter manufacture, advertise, market, or distribute the Product or any other product that uses any of the Trade Secrets.

          14.2 The parties acknowledge that Redhook currently markets and sells its own Hefeweizen brand beer (the "Redhook Hefeweizen Product") in all or portions of the Territory. Widmer and Redhook intend for Redhook to market and sell the Product on a state-by-state basis following the commencement of this Agreement and for Redhook to stop selling and marketing the Redhook Hefeweizen Product as the Product is established in each state. Accordingly, during the term of this Agreement, Redhook shall not advertise, market, or distribute, whether for itself or for others, the Redhook Hefeweizen Product (a) in any state within the Territory beginning sixty (60) days following the first sale of the Product in such state and (b) in any portion of the Territory beginning one year after the date of this Agreement even if the Product has not been sold in every state within the Territory.

     15. Cooperage. During the term of this Agreement, Redhook may use the Widmer cooperage containers currently located in the Territory for reuse. Widmer will cooperate with Redhook in causing the existing inventory of cooperage located in the Territory to be returned to the Facility at Redhook's expense. Within thirty days following the date of this Agreement, Widmer will pay Redhook any deposits paid to Widmer by such wholesalers. During the term of this Agreement, Redhook will refund to the wholesalers such deposits after the cooperage has been returned in accordance with Widmer's past practices. At the expiration or earlier termination of this Agreement, Redhook shall (a) at its expense, deliver the cooperage in its possession to the location requested by Widmer and (b) pay Widmer any deposits paid to Redhook by such wholesalers.

     16. Miscellaneous.

          16.1 Relationship. This Agreement does not make either party the employee, agent, or legal representative of the other party for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.

Assignment. Except as set forth herein, neither party shall have the right to assign, sublicense, subcontract, or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party. Widmer does consent to Redhook's distributing the Product through ABI distributors within the Territory and the parties acknowledge that the Product shall be distributed pursuant to the Master Distribution Agreement between Redhook and ABI. Each of Redhook and Widmer agree that the terms and conditions of the Distribution Agreement, including the rights and obligations of ABI, shall apply to the Product as if it were a product of Redhook. Any prohibited assignment shall be null and void.

          16.2 Entire Agreement. THIS AGREEMENT, INCLUDING ALL ATTACHMENTS HERETO, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS AGREEMENTS BY AND BETWEEN THE PARTIES AS WELL AS ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS, OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT.

          16.3 Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled, or waived, in whole or in part, except by written amendment signed by the parties hereto.

          16.4 Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial harm to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

          16.5 Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

          16.6 Headings. Headings and subheadings in this Agreement are not intended to and do not have any substantive content whatsoever.

          16.7 Mutual Negotiation in Drafting. The parties acknowledge each party and its counsel have materially participated in the drafting of this Agreement. Consequently, the rule of contract interpretation, that ambiguities, if any, in a writing be construed against the drafter, shall not apply.

          16.8 Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

          16.9 Attorney Fees. In the event of a default under this Agreement, the defaulting party shall reimburse the non-defaulting party for all costs and expenses reasonably incurred by the non-defaulting party in connection with the default, including, without limitation, attorney fees and costs (however incurred, including at trial, on appeal, and on any petition for review). An event of "default" is a breach by either party of this Agreement that is not cured within an applicable cure period. Additionally, in the event any suit or action is brought to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorney fees and costs (however incurred, including at trial, on appeal, and on any petition for review), together with such other expenses, costs, and disbursements as may be allowed by law.

          16.10 Force Majeure. Neither party shall be liable for any delay or default in performing its obligations if such default or delay is caused by any event beyond the reasonable control of such party, including, but not limited to, acts of nature, terrorism, war, or insurrection, civil commotion, damage or destruction of production facilities or materials by earthquake, fire, storm, or flood, labor disturbances or strikes, epidemic, materials shortages, equipment malfunction, unavailability of raw materials, or other similar event. The party suffering such cause shall immediately notify the other party of the cause and the expected duration of such cause. If either party's performance is delayed by more than 60 days pursuant to this Section, the other party may immediately terminate this Agreement by written notice given before the affected party resumes performance.

          16.11 Governing Law. This Agreement shall be governed by the laws of the State of Oregon, without regards to the principles of conflicts of laws thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Portland, Oregon in accordance with the rules of the Arbitration Service of Portland, Inc. and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     The parties have executed this Agreement as of the date first set forth above.

WIDMER BROTHERS BREWING COMPANY         REDHOOK ALE BREWERY INCORPORATED


By: /s/ Terry E. Michaelson             By: /s/ David J. Mickelson
    ---------------------------------       ------------------------------------
Name: Terry E. Michaelson               Name: David J. Mickelson
Title: COO                              Title: EVP/CFO/COO

                                    EXHIBIT A

                                   TRADEMARKS

TRADEMARK                               SERIAL NO. (S)/ REG. NO. (R)
---------                               ----------------------------
AMERICA'S ORIGINAL HEFEWEIZEN           1,990,522 (R)
BEER GLASS WITH LEMON
Design Only                             2,238,151 (R)
HAYFA                                   2,173,242 (R)
IT LOOKS DIFFERENT BECAUSE WE DON'T
FILTER OUT THE FLAVOR                   2,067,035 (R)
SAY HAYFA                               2,173,245 (R)
SOME THINGS ARE BETTER LEFT UNFILTERED  2,067,036 (R)
TAP HANDLE Design Only                  2,121,011 (R)
WIDMER W BROTHERS and Design            Common Law Use

                                    EXHIBIT B

                                    TERRITORY

The states of Maine, Vermont, New Hampshire, Massachusetts, Rhode Island, Connecticut, New York, Pennsylvania, Ohio, Maryland, New Jersey, Delaware, West Virginia, Virginia, North Carolina, South Carolina, Kentucky, Tennessee, Georgia, Alabama, Mississippi, Florida, Wisconsin, Michigan, Indiana, Illinois, and Washington D.C.

                                    EXHIBIT C

                           BRAND MANAGEMENT GUIDELINES

PACKAGING COMPONENTS AND DESIGNS

- Packaging components are defined as all elements of the packaging including crowns, labels, carriers, and boxes.

- Redhook may utilize Widmer's "West Coast" packaging components and suppliers. Redhook would be responsible for shipping charges of these components to the East.

- Redhook may have packaging components produced in the East to save shipping charges. If Redhook chooses to have components produced in the East, Redhook must utilize the same packaging graphics as Widmer uses in the West. And, Widmer must approve the quality of the components to ensure they are comparable to Widmer's "West Coast" components.

-    Final bottle design for the East Coast bottle must be approved by Widmer.

ADVERTISING CREATIVE

- Advertising creative is defined as radio commercials, print ads, billboards, television commercials, and internet ads.

- Redhook may utilize Widmer's "West Coast" advertising creative in the East so long as Redhook pays any incremental costs associated with running the advertising creative in new markets (talent and usage fees, etc.).

- Redhook may develop their own advertising creative. However, this creative must be approved by Widmer Brother Brewing prior to advertising running in market.

POINT OF SALE MATERIALS

- Point of sale materials are defined as any permanent or temporary signage (any size or quantity) that is used to promote the Widmer brand.

- Redhook may utilize Widmer's "West Coast" point of sale materials in the East. Redhook may choose to buy POS items from Widmer's inventory at Widmer's cost. Redhook would be responsible for shipping charges of these materials to the East.

     - Redhook may choose to use Widmer's "West Coast" POS designs and have the items produced in the East to save on shipping charges. However, if Redhook chooses to produce the POS items in the East, these items must be approved by Widmer to ensure the quality of the item is comparable to Widmer's "West Coast" standards

     - Redhook may develop their own POS items and designs. However, these items and designs must be approved by Widmer Brothers Brewing prior to production.

MERCHANDISE AND UTILITY ITEMS

- Merchandise and utility items are defined as any wearables, dealer loaders, display enhancers, promotional items, or any items for utility resale (cups, glassware, umbrellas, etc.) that are used to promote the Widmer brand.

- Redhook may utilize Widmer's "West Coast" merchandise and utility items in the East. Redhook may choose to buy merchandise and utility items from Widmer's inventory at Widmer's cost. Redhook would be responsible for shipping charges of items to the East.

     - Redhook may choose to use Widmer's "West Coast" merchandise and utility items and have the items produced in the East to save on shipping charges. However, if Redhook chooses to produce the merchandise and utility items in the East, these items must be approved by Widmer to ensure the quality of the item is comparable to Widmer's "West Coast" standards.

     - Redhook may develop their own merchandise and utility items. However, these items and designs must be approved by Widmer Brothers Brewing prior to production.

MARKET VISITS

- Widmer has the right to make periodic market visits by appropriate management personnel to evaluate and support Widmer sales and marketing in Eastern markets. Widmer will provide reasonable notice to the Widmer Brand Manager prior to any visit.

BRAND VALUE

- Redhook will maintain a Widmer pricing environment in line with its own products and/or the primary/leading specialty craft beer competition within each state market. Redhook will not take any action to diminish the value of Widmer. Redhook will maintain competitive pricing for the Widmer licensed brands within the craft specialty makers with a specific strategy to improve pricing whenever and wherever possible.

BRAND SUPPORT

-    Redhook to spend a minimum of $1.00 per case for marketing.

     - Marketing categories for this expenditure include advertising, point of sale, promotions, sponsorships, incentives, co-op spending with the wholesalers, and travel expenses of key wholesaler and Redhook sales representatives to the Widmer Brewery for training/and or incentive awards.

- Any Brand support provided by Widmer in markets assigned to Redhook would be presented to Redhook's Vice President of Sales for approval, the approval of which would not be unreasonably withheld.

SALES AND MARKETING PLANS.

Within 30 days following the date of this Agreement and by the beginning of each calendar year, Redhook will deliver to Widmer a sales and marketing plan, which will include at least the following information:

     -    Sales forecasts for each calendar quarter over the next two Calendar
          Years.

     -    Pricing of the different packages of the Product.

     - Marketing plans for new market within the Territory over the next calendar year.

     -    New Market programs over the next calendar year.

     - Any other information reasonably requested by Widmer from time to time.

                                    EXHIBIT D

                                 INITIAL REPORTS

                                       [*]

* Confidential Treatment Requested

                                    EXHIBIT E

              EMPLOYEE CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

between

WIDMER:
Widmer Brothers Brewing Company
Incorporated
929 N. Russell
Portland, Oregon 97227

and

REDHOOK:
Redhook Ale Brewery
14300 NE 145th Street
Woodinville, Washington 98072

In connection with a License Agreement by and between Widmer and Redhook dated February 1, 2003, Widmer provided to Redhook certain recipes, yeast formulas, know-how, brewing processes, other trade secrets, and other non-public information (collectively, the "Confidential Information") on the conditions stated in the License Agreement for the purpose of permitting Redhook to perform its obligation under the License Agreement. As a condition to Widmer agreeing to the License Agreement, Widmer has required that Redhook and each employee or agent of Redhook (each, a "Recipient") agree to the following

1. Unless otherwise specified in writing by Widmer, Recipient shall keep all Confidential Information confidential. Recipient shall not use the Confidential Information except to fulfill its obligations under the License Agreement. Recipient shall use its best efforts to avoid unauthorized disclosure of Confidential Information, using the degree of care that Recipient uses to protect Recipient's trade secrets or other highly sensitive information.

2. At Widmer's request, Recipient shall return the physical materials containing or relating to Confidential Information, without retaining any copies.

3. This agreement shall remain in effect indefinitely but shall not apply to Confidential Information Recipient can show is or becomes publicly available through no fault of Recipient.

4. If Recipient is required by judicial or administrative process to disclose the Confidential Information, Recipient shall promptly notify Widmer and allow Widmer a reasonable time to oppose such process.

5. In the event of default under this agreement by Recipient, Widmer shall be entitled to injunctive relief in addition to any other remedies, including (without limitation) damages. In any litigation concerning this agreement, the prevailing party shall be entitled to recover all reasonable expenses of litigation, including reasonable attorney fees at arbitration, trial, and on any appeal.

6. All additions or modifications to this agreement must be in writing and signed by both parties.

7. Each Recipient agrees that Widmer's rights and Recipient's obligations hereunder will not be effected by Recipient's termination of employment or agency for any reason.

Agreed:


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(Signature)                             (Name)
(Date)
       ------------------------------


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(Signature)                             (Name)
(Date)
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


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(Signature)                             (Name)
(Date)
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(Signature)                             (Name)
(Date)
       ------------------------------